Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results for the

Third Quarter of 2007

Realigns Development Portfolio to Focus on Col-118 and

Becocalcidiol; Ends Incyclinide Development

Updates 2007 Financial Guidance

NEWTOWN, PA - November 6, 2007 - CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the third quarter and nine months ended September 30, 2007.

Net revenues were $15.9 million in the third quarter of 2007 compared to $5.6 million in the third quarter of 2006, reflecting significantly higher net product sales of Oracea(R), the only FDA-approved systemic treatment for rosacea.  Net sales of Oracea were $13.1 million in the third quarter of 2007 compared to $2.2 million in the third quarter of 2006.  Total deductions from gross sales for managed care, government and patient rebates, wholesale distribution fees, trade cash discounts and estimated product returns were 14.7% of Oracea gross sales in the third quarter of 2007.  Wholesaler inventories were within the Company’s target range of 3 to 5 weeks of sales.

Selling, general and administrative (S,G&A) expenses increased slightly to approximately $10.9 million in the third quarter of 2007 compared to approximately $10.6 million in the third quarter of 2006.  Research and development (R&D) expenses increased by approximately 12% to approximately $4.5 million in the third quarter of 2007 compared to approximately $4.0 million in the third quarter of 2006.  These expenses are related to continued investment in the Company’s dermatology product pipeline.

Net loss allocable to common stockholders for the third quarter of 2007 was $1.6 million, or $0.07 per basic and diluted share, compared to a net loss allocable to common stockholders of $10.4 million, or $0.59 per basic and diluted share, for the third quarter of 2006.  The weighted average shares used in computing per share amounts increased to approximately 21.4 million during the third quarter of 2007 from approximately 17.5 million in the third quarter of 2006, primarily due to the issuance of 3.5 million shares in the Company’s common stock offering completed in November 2006.

Colin W. Stewart, president and chief executive officer, said, “We believe that our solid financial performance in the third quarter of 2007 reflects the considerable strides we have made in the commercialization of Oracea.  We have continued to drive market share gains each month since Oracea was launched in July 2006, making Oracea the most prescribed oral drug for the treatment of rosacea.”

Mr. Stewart continued, “During the third quarter of 2007, we also reported the findings of two Phase 2 clinical development programs.  The results of the Phase 2 dose-finding study for Col-118 for the treatment of erythema were highly favorable, with strong statistical significance. Following a recent guidance meeting with the FDA, we expect to begin our Phase 3 testing in mid-2008.  However, we also announced disappointing results from a large Phase 2 study of incyclinide for the treatment of rosacea.  On the basis of these results, we ceased further clinical development of incyclinide in rosacea patients.  Following a detailed cost, benefit and risk analysis of the incyclinide acne program, we have now decided to discontinue this development work and focus our resources and energies on those projects in our pipeline with the greatest commercial potential.  We are very enthusiastic about the potential of Col-118 to be the first effective treatment for erythema, which we estimate to be a $300 million market, and becocalcidiol, a compound that could address a $600 million market for psoriasis treatments.”

For the nine months ended September 30, 2007, net revenues were $46.6 million compared to $13.1 million during the first nine months of 2006, reflecting significantly higher net product sales from Oracea.  Net loss allocable to common stockholders for the first nine months of 2007 was approximately $11.4 million, or $0.53 per basic and diluted share, compared to a net loss allocable to common stockholders during the first nine months of 2006 of approximately $30.0 million, or $1.72 per basic and diluted share.

Nancy C. Broadbent, chief financial officer of CollaGenex, commented, “Despite seasonally lower demand for rosacea prescriptions during the summer months, Oracea continued to grow sequentially in the third quarter of 2007.  However, we believe that high Tier III co-pays have limited patient access more than we expected and negatively affected the Oracea prescription growth trend we anticipated for this year.  We have made significant recent progress in gaining Tier II managed care coverage for Oracea, which should improve patient access in the coming months.  However, we are making a modest adjustment to our 2007 revenue guidance.  Additionally, as a result of expected savings in operating expenses, we anticipate that our net loss per share will improve from our prior guidance of approximately $0.90 to between $0.72 and $0.77.”

Updated 2007 Financial Guidance

The following statements are based on the Company’s current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-Looking Statements in this release.  For a more complete description of important risk factors that could cause actual results to differ, please refer to CollaGenex’s periodic reports on file with the Securities and Exchange Commission (SEC).

As discussed above, the Company is updating its financial guidance for 2007 to reflect current expectations for total revenues, including Oracea sales, and lower anticipated operating expenses.  The Company’s revised financial guidance for 2007 is as follows:

•                  Total revenues: Revenues from Oracea, Periostat(R), Pandel(R), the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $61 million to $62 million in 2007, compared to prior expectations of approximately $64 million.  This figure includes approximately $50 million to $51 million in net sales of Oracea, compared to prior expectations of approximately $54 million.

•                  Cost of goods sold is expected to be approximately $7.0 million, including an expected credit of $1.7 million in the fourth quarter to record an anticipated refund from Nycomed for terminating the marketing rights to Pandel.

•                  Research and development expenses: R&D expenses are expected to be approximately $23 million, compared to previous guidance of $26 million.

•                  Selling, general and administrative expenses: S,G&A expenses are expected to be approximately $48 million, compared to previous guidance of $50 million.

•                  Net loss allocable to common stockholders is expected to be between $15.5 and $16.5 million, or $0.72 to $0.77 per basic and diluted share, assuming a weighted average common share count of approximately 21,475,000 for 2007.  This compares to prior guidance of a net loss allocable to common stockholders of approximately $19 million, or approximately $0.90 per basic and diluted share.

•                  Cash Burn: Cash burn is anticipated to be approximately $10 million for 2007, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital.  Cash, cash equivalents and short-term investments are anticipated to total approximately $56 million at December 31, 2007.

Conference Call Information

As previously announced, CollaGenex will hold a conference call on Tuesday, November 6, 2007, at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2007 financial results.  Investors and other interested parties may access the conference call by dialing (800) 683-1525 in the U.S. or (973) 872-3197 internationally, or via a live webcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days.  Additionally, a recording of the call will be available by telephone until 11:59 p.m. on November 13, 2007 by dialing (877) 519-4471 in the U.S. or (973) 341-3080 internationally, and entering access code: 9383909.

CollaGenex Pharmaceuticals, Inc. and subsidiaries

(Unaudited)

(Dollar in thousands, except share and per share amounts)

	Three Months Ended September 30,
Consolidated Statement of Operations:	2007	2006
Revenues:
Net product sales	$15,559	$4,991
Contract and license revenues	314	431
Grant revenues	60	211
Total revenues	15,933	5,633

Operating expenses:
Cost of product sales	2,363	1,326
Research and development	4,475	3,991
Selling, general and administrative	10,913	10,594
Total operating expenses	17,751	15,911

Other income (expense):
Interest income	772	409
Interest expense	(8)	(6)
Net loss	(1,054)	(9,875)

Preferred stock dividend	550	500

Net loss allocable to common stockholders	$(1,604)	$(10,375)

Net loss per basic and diluted share allocable to common stockholders	$(0.07)	$(0.59)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,444,702	17,541,225

CollaGenex Pharmaceuticals, Inc. and subsidiaries

(Unaudited)

(Dollar in thousands, except share and per share amounts)

	Nine Months Ended September 30,
Consolidated Statement of Operations:	2007	2006
Revenues:
Net product sales	$45,534	$11,686
Contract and license revenues	826	1,084
Grant revenues	211	377
Total revenues	46,571	13,147

Operating expenses:
Cost of product sales	6,855	3,311
Research and development	16,164	10,587
Selling, general and administrative	35,703	29,291
Total operating expenses	58,722	43,189

Other income (expense):
Interest income	2,393	1,444
Interest expense	(24)	(6)
Net loss	(9,782)	(28,604)

Preferred stock dividend	1,578	1,428

Net loss allocable to common stockholders	$(11,360)	$(30,032)

Net loss per basic and diluted share allocable to common stockholders	$(0.53)	$(1.72)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	21,340,488	17,460,749

CollaGenex Pharmaceuticals, Inc. and subsidiaries

(Dollar in thousands)

	September 30,	December 31,
Selected Balance Sheet Data:	2007	2006
	(unaudited)
Cash and cash equivalents	$31,344	$46,493
Short-term investments	25,552	19,337
Accounts receivable, net	10,768	6,071
Inventories	2,006	1,959
Prepaid expenses and other current assets	2,949	2,416
Total current assets	72,619	76,276
Non-current assets	2,975	2,931
Total assets	$75,594	$79,207

Current liabilities	$14,131	$16,640
Long-term liabilities	5,482	265
Total liabilities	19,613	16,905

Total stockholders’ equity	55,981	62,302
Total liabilities and stockholders’ equity	$75,594	$79,207

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing proprietary, innovative medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea(R), the first FDA-approved systemic product for the treatment of rosacea. CollaGenex’s professional dermatology sales force also markets Alcortin(R) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(R) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.  CollaGenex recently completed Phase II clinical trials to evaluate COL-118, a topical compound based on the SansRosa technology, for the treatment of redness associated with rosacea and other skin disorders.  CollaGenex recently acquired the rights to develop and commercialize becocalcidiol, a patented Vitamin D analogue developed by QuatRx Pharmaceuticals Company that is currently in Phase II clinical trials for the topical treatment of mild to moderate psoriasis.

Research has shown that compounds can be created by chemically modifying certain tetracyclines and that these new compounds have properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS”(TM) compounds because they are Inhibitors of Multiple Proteases And CytokineS) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the SansRosa(R) technology, which consists of a class of compounds that have shown promise in reducing the redness associated with rosacea, and the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system.  CollaGenex plans to leverage these platforms to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Website at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, cost of goods sold, net loss and expenses and future cash position, including the remainder of fiscal year 2007, its future research and development efforts, including the Company’s clinical and development programs relating to becocalcidiol, incyclinide and COL-118 and its dermatology franchise, product pipeline and prescription data, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  CollaGenex is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Restoraderm(R), SansRosa (R), Oracea(R) and Periostat(R) are registered trademarks and IMPACS(TM) is a trademark of CollaGenex Pharmaceuticals, Inc.

Novacort(R) and Alcortin(R) are trademarks of Primus Pharmaceuticals, Inc.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of Tolmar, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.